EXHIBIT 3.4

AMENDMENT TO BYLAWS

OF

BJ’s RESTAURANTS, INC.

a California corporation

Article III, Section 2 of the Bylaws of BJ’s RESTAURANTS, INC. is hereby amended to read as follows:

“Section 2. Number and Qualification of Directors. The number of directors of the corporation shall not be less than seven (7) nor more than thirteen (13). The exact number of directors shall be ten (10) until changed, within the limits specified above, by a resolution amending this Section 2, duly adopted by the board of directors or by the shareholders. The indefinite number of directors may be changed, or a definite number fixed without provision for an indefinite number, by a duly adopted amendment to the articles of incorporation or by an amendment to this bylaw duly adopted by the vote or written consent of holders of a majority of the outstanding shares entitled to vote; provided, however, that an amendment reducing the number or the minimum number of directors to a number less than five (5) cannot be adopted if the votes cast against its adoption at a meeting of the shareholders, or the shares not consenting in the case of action by written consent, are equal to more than sixteen and two-thirds percent (16 2/3%) of the outstanding shares entitled to vote. No amendment may change the stated maximum number of authorized directors to a number greater than two (2) times the stated minimum number of directors minus one (1).”

This amendment was approved by the Board of Directors by resolution at a meeting held August 31, 2004, and by written consent of a majority of shareholders of the Company as of September 27, 2004. This amendment became effective 20 days after mailing of an information statement to the shareholders of the Company on November 4, 2004.

IN WITNESS WHEREOF, BJ’s Restaurants, Inc. has caused this amendment the Bylaws to be executed as of November 4, 2004 by its duly authorized officer.

BJ’s RESTAURANTS, INC.

By	/S/ PAUL A. MOTENKO
Paul A. Motenko, Chairman of the Board, Co-Chief Executive Officer, Vice President and Secretary